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                                                                      EXHIBIT 12

               [BALLARD SPAHR ANDREWS & INGERSOLL LETTERHEAD]




                                                November 24, 1997



AIM Advisor Funds, Inc.
AIM Funds Group
Eleven Greenway Plaza, Suite 100
Houston, TX  77046

         RE:      PROPOSED FUND REORGANIZATIONS -
                  FEDERAL INCOME TAX CONSEQUENCES

Gentlemen:

         With reference to the Registration Statement on Form N-14 (the "Registration Statement") to be filed by AIM Funds Group ("AFG"), a Delaware business trust, with the Securities and Exchange Commission in connection with the transactions contemplated by the Agreement and Plan of Reorganization (the "Cash Management Agreement") dated as of September 25, 1997, by and between AFG acting on behalf of AIM Money Market Fund ("Money Market Fund"), and AIM Advisor Funds, Inc. ("AAFI"), a Maryland corporation, acting on behalf of AIM Advisor Cash Management Fund ("Cash Management Fund") and by the Agreement and Plan of Reorganization (the "Income Fund Agreement") dated as of September 25, 1997, by and between AFG, acting on behalf of AIM Intermediate Government Fund (the "Intermediate Government Portfolio") and AAFI, acting on behalf of AIM Advisor Income Fund ("Income Fund") (collectively, the Cash Management Agreement and the Income Fund Agreement being hereinafter referred to as the "Agreements") which Agreements are described in the Registration Statement and filed as Exhibits thereto, we hereby confirm that the discussion set forth under the caption "Additional Information about the Agreements -- Federal Tax Consequences" in the Registration Statement provides an accurate summary of the material federal income tax consequences that would be generally relevant to the shareholders of Cash Management Fund receiving shares of Money Market Fund in the proposed transaction contemplated by the Cash Management Agreement and to the shareholders of Income Fund receiving shares of Intermediate Government Portfolio in the proposed transaction contemplated by the Income Fund Agreement.
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AIM Advisor Funds, Inc.
November 24, 1997
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         We hereby consent to the filing of this opinion as Exhibit 12 to the
Registration Statement and to the use of our name in the Registration Statement and in the Combined Proxy Statement and Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Very truly yours,


                                         /s/ Ballard Spahr Andrews & Ingersoll